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    EXHIBIT 24(b)
                                                              Form 10-K for 1996
                                                                File No. 1-11237





                    CERTIFICATE OF CORPORATE RESOLUTION



        I, Madelyn C. Law, an Assistant Secretary of AT&T Capital Corporation, hereby certify that the following resolutions were duly adopted by the Audit Committee of AT&T Capital Corporation's Board of Directors at a meeting held on March 13, 1997:

        RESOLVED: that the Company's Annual Report on Form 10-K for 1996 substantially in the form presented to the Committee at this meeting is approved, with such changes as the Chief Financial Officer may approve, provided that any material changes will also be approved by the General Counsel and the Chief Executive Officer and that the Audit Committee will be advised of any material changes made in the financial statements (or related notes) in the Form 10-K; and

        FURTHER RESOLVED: that the Chief Executive Officer, the Chief Financial Officer and the Controller are each severally authorized to sign the Form 10-K in the name and on behalf of the Company.


                                                    Madelyn C. Law

Dated:  March 18, 1997                              Madelyn C. Law


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